ISSUER FREE WRITING PROSPECTUS
(SUPPLEMENTING PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 7, 2006)
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-107858

Issuer Free Writing Prospectus and Final Term Sheet Dated February 15, 2006

The information in this Issuer Free Writing Prospectus and Final Term Sheet supplements the information contained in Neoware, Inc.’s Preliminary Prospectus Supplement dated February 7, 2006 and the accompanying Prospectus dated September 29, 2003.

Issuer: Neoware, Inc.

Type: SEC Registered; Registration Statement No. 333-107858.

Total shares offered: 3,000,000 shares of common stock. This represents an increase of 500,000 shares from the number of shares set forth on the cover page of the Preliminary Prospectus Supplement dated February 7, 2006.

Overallotment option: 450,000 shares of common stock. This represents an increase of 75,000 shares from the number of shares set forth on the cover page of the Preliminary Prospectus Supplement dated February 7, 2006.

Last reported sale price of common stock on The NASDAQ National Market on February 15, 2006: $25.35 per share.

Public offering price: $25.25 per share.

Proceeds to Neoware, Inc. after deducting underwriting discounts and commissions and estimated offering expenses: $71,183,750.00; $81,921,312.50 if the underwriters’ overallotment option is exercised in full.

Common stock outstanding after the offering: 19,716,381 shares; 20,166,381 shares if the underwriters’ overallotment option is exercised in full. The foregoing numbers of shares are based on 16,716,381 shares outstanding as of December 31, 2005.

Selling concession: $0.83325 per share.

Reallowance: None.

Expected settlement date: February 22, 2006.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.